Exhibit No. 18.1

April 25, 2007

Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Dear Sirs/Madams:

We have audited the financial statements of Best Buy Co., Inc. and subsidiaries (the “Company”) as of March 3, 2007 and February, 25, 2006, and for each of the years ended March 3, 2007 and February 25, 2006, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated April 25, 2007, which expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, effective February 27, 2005. Note 1 to such financial statements contains a description of your adoption during the year ended March 3, 2007, of a change in the accounting for regular-way security transactions from the settlement date basis method to the trade date basis method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,